Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of HomeTrust Bancshares, Inc. of our reports dated March 12, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Blue Ridge Bankshares, Inc., appearing in the Annual Report on Form 10-K of Blue Ridge Bankshares, Inc. for the year ended December 31, 2025, which is incorporated by reference in the joint proxy statement/prospectus included in this Registration Statement.

We also consent to the reference to our firm under the headings "Experts" in such joint proxy statement/prospectus.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

October 29, 2026